EXHIBIT 10.4

INFOMERCIAL PRODUCTION AND BRAND LICENSE AGREEMENT

AGREEMENT dated as of this 13th day of October, 2010 (“Agreement”) by and among TV Goods, Inc., a Florida, corporation with its principal place of business at 14044 Icot Blvd, Clearwater FL 33760 (“TVG”), Sleek Audio, LLC, a Florida limited liability company with its principal place of business at 600 Eighth Avenue West, Third Floor, Palmetto, Florida 34221 (“Sleek”), and G-Unit Brands, Inc., a New York corporation with a place of business c/o Greg Collins, Business Manager, 8 – 10 West 37th Street, 4th Floor, New York, New York  10018 (“G-Unit”).  TVG, Sleek and G-Unit may also be referred to herein as the “Parties”.

WHEREAS, TVG has the capabilities to develop and produce direct response television programs of varying lengths (“Shows”), and to develop and manage other forms of marketing;

WHEREAS, Sleek and G-Unit entered into a Brand License Agreement on April 22, 2010 (the “Brand License Agreement”) whereby Sleek, among other things, was granted a world-wide license (the “License”) to use and apply Curtis Jackson’s (“Jackson”) approved professional monikers specified in Exhibit A; Jackson’s approved likeness; and Jackson’s approved biography (collectively and individually, the “Jackson Indicia”) and the trademarks and trade symbols specified in Exhibit A (the “G-Unit Marks”), on and in relation to the manufacturing, marketing, distribution and sale of the Product (as defined in Paragraph 2.1) and on packaging, labels and hangtags for the Product;

WHEREAS, G-Unit and Sleek, subject to the further terms and conditions contained herein, have agreed to allow TVG to utilize Sleek’s approved biography, and the Sleek trademarks and trade symbols specified in Exhibit A (the “Sleek Marks”), the Jackson Indicia and G-Unit Marks in connection with the promotion and sale of the Product via direct response television and other forms of marketing as approved in writing by Sleek and G-Unit as set forth herein; and

WHEREAS, TVG has the capabilities to promote the sale of the Products via the Shows and via various other forms of marketing in all channels of distribution on a worldwide basis.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and in consideration of the Recitals, covenants and agreements contained herein, and intending to be legally bound, Sleek, G-Unit and TVG hereby agrees as follows:

1.

TERM

1.1.

The initial term of this Agreement shall commence as of the date hereof and shall continue through April 22, 2015 (the “Initial Term”), unless earlier terminated as provided herein.  So long as the Minimum Royalty (as defined in Section 5.3) is met, and TVG is not in default under any provision of this Agreement, upon expiration of the Initial Term, TVG shall have the option to renew this Agreement for an additional five (5) year period (the “Renewal Term”) by providing written notice to Sleek and G-Unit at least thirty (30) days prior to expiration of the Initial Term.  The Initial Term and Renewal Term, if any, are collectively referred to as the “Term” of this Agreement.  For purposes of this Agreement, “Contract Year” shall mean each twelve (12) month period of the Term, commencing on the date hereof and ending on October 12th of each succeeding calendar year; provided however this Agreement will automatically terminate upon termination of the Brand License Agreement.  Notice of non-renewal of the Brand License Agreement shall serve as notice of non-renewal of this Agreement.

1.2.

Subject to the further terms of this agreement and the timely performance of the Parties hereto and the availability of Product, not later than (90) days following execution of this Agreement, TVG will enter into a “Test Term” (“Test Term”) for a period not to exceed (90) days to begin upon the first airing of a Show as hereinafter defined.  If the test results are satisfactory to TVG, TVG has the option at its sole discretion to rollout the Show and proceed with the Initial Term, subject to the further provisions of this Agreement.  For the purposes of this agreement “Rollout” is defined as the point in time at which TVG either: 1) begins airing the Show subsequent to the expiration of the Test Term; or 2) the point in time at which TVG has expended $50,000 in media costs.

1.3.

Subject to the further terms of this Agreement and the timely performance of the Parties as specified herein (including Product, prototype and Celebrity Talent availability) TVG agrees to use all reasonable efforts to begin airing a Show within ninety (90) days of the execution of this Agreement.

2.

PRODUCTS/SHOW

2.1.

The “Products” to be advertised and sold under this Agreement means (i) a high-end over-the-ear headphone product bearing the G-Unit Marks or Jackson Indicia developed by Sleek that is similar in quality to Sleek’s current SA6 Model, but with a louder and deeper bass output that will function both with cables and wirelessly (the “Headphones”) and (ii) wireless earbuds that are lower priced than the Headphones and bear the G-Unit or Jackson Indicia (“Sleek by 50 Earbuds”), together with adjustment modules, tips and other components, packaged under the trademarked name Sleek by 50 as set forth on Exhibit A (the “Product”). Each individual fully packaged set of the Product is sometimes referred to herein as the “Product” or “Product Unit”).  The definition of Product shall include all future revisions, upgrades and enhancements.  G-Unit and Jackson shall have no ownership interest whatsoever in the “Intellectual Property Rights”, as such term is defined below, pertaining to the Product, other than the Jackson Indicia and G-Unit Marks used thereon or in connection therewith or as otherwise specified herein or under any other agreement between Sleek and G-Unit and/or Jackson.  TVG shall have no ownership interest whatsoever in the Products or in the “Intellectual Property Rights”, as such term is defined below pertaining to the Products.  The Product shall be sold under the name Sleek by 50 which Sleek and G-Unit shall trademark. As used herein the term “Products” shall not include (i) ear bud wireless earphones custom fitted to a user’s ears (the “Custom Ear Buds”), (ii) over-the-ear headphones sold above the price point of the Headphones which do not bear the Jackson Indicia or G-Unit Marks, and (iii) headphone products, wireless ear buds, and other products sold, marketed or distributed by Sleek, including without limitation products licensed to TVG under this Agreement, which do not bear the Jackson Indicia or G-Unit Marks.

2.2.

Nothing in this Section 2 or elsewhere in this Agreement shall restrict Sleek from developing, marketing, monitoring, selling, and/or licensing any of its existing or future products, including but not limited to products bearing the Sleek Marks.

2.3.

Sleek hereby represents that it will use its best efforts so that a minimum of 2,500 headphone Product Units will be delivered to TVG on or about December 1, 2010 for sales made during the Test Term.  Sleek will take all necessary steps  to have the non-working prototype completed on or about October 5, 2010 and will have inventory manufactured and available for the test Term in accordance with the terms of this Agreement.  As described further in paragraph 10.1 herein, Sleek will fund/finance the cost of the prototypes and inventory for the test Term. TVG shall fund/finance the Products for the Rollout. TVG shall also fund the purchase of the applicable tooling (which shall be owned by Sleek) up to a maximum amount of $250,000. To the extent the tooling is less than $250,000 TVG agrees to pay such difference between the actual amount paid for tooling (if less than $250,000) and the $250,000, to Sleek.  TVG shall acquire the Product Units at COG (defined below).

2.4.

Upon execution of this Agreement (and as a condition to TVG's execution thereon), Sleek shall provide TVG with copies of any patent, copyright, trademark, trade name and service mark registrations relating to the Product (all of which are listed on Exhibit A) and all such other documentation which shall in any way effect the legal and effective distribution, promotion and sale of the Product. TVG may not use the same without the written approval of the other parties and such use may only be in furtherance of this Agreement and only during the Term hereof.  No product may become a Product hereunder without the express prior written consent of Sleek and no trademark utilizing the name, image, voice or likeness or 50 Cent may be used without the express prior written consent of G-Unit.

2.5. (i) Sleek hereby represents that the lead time for supplying the headphone Product to TVG is presently ________ (_______) Units a day for orders up to _____ thousand (________) Product Units at current capacity. The estimated third party costs of manufacture and delivery of the Product and Packaging (the “COG” as defined below herein) per Product Unit is ______ ($_______), as set forth on Exhibit B hereto. Sleek hereby agrees to use its reasonable efforts to have delivered or to deliver the Product to TVG within such time-frame after receipt of said purchase orders. Sleek hereby represents that its manufacturer has the capability to increase monthly capacity to _______ Product Units per month, upon __________ (___) days notice. The Product shall be delivered in a UPS shippable container and housed in the US warehouse designated by TVG.   Sleek and/or its manufacturer shall credit TVG , its sublicensees, and other purchasers of the Products, in full, for any defective Product Unit returned to Sleek and/or its manufacturer. A Product Unit shall be deemed defective if any component of the Product Unit is defective. The agreements/arrangements with the manufacturers, proof of the COG and other matters referred to in this paragraph, including but not limited to invoices, are listed in Exhibit B and are attached thereto .The Parties acknowledge that there are blanks in this paragraph upon execution and that the Parties agree to use their best efforts to complete and negotiate these terms within 15 days of the execution hereof.

         (ii)   In the event that on a consistent basis (i) Sleek is unable to supply adequate quantities of the Product as defined in 2.5 above to TVG on a timely basis or (ii) such Products do not meet the quality standards referred to herein, then Sleek shall use its best efforts to arrange for the manufacture or production of the Products (and any related packaging material or accompanying printed material) by another and/or different manufacturer to meet the required capacity. Sleek shall remain the sole arbiter on the quality of the Products and TVG shall remain responsible for the funding as set forth herein.

         (iii) As stated above, TVG will acquire the Product from Sleek at COG and, if a source such as Jabil or another acceptable manufacturer is will/able to reduce the COG while maintaining quality, Sleek agrees that it will utilize that manufacturer; provided, however, the determination of “quality” shall be made in the sole discretion of Sleek, which determination shall be binding upon TVG;

2.6. Sleek agrees that it shall cooperate closely with TVG regarding the performance of duties and obligations of Sleek as described herein. TVG shall, after consultation with the Parties, determine when and how frequently to market the Product and, upon such determination, the Parties shall mutually agree upon the price at which the Products are to be sold by TVG.

2.7.

TVG acknowledges that Sleek has certain existing business relationships with certain distributors and TVG shall use reasonable efforts to utilize these contacts, either directly or through its sub-licensees, such contacts in particular are Focal Point in Japan, Mobile International in China Hong Kong & Malaysia and IDCP in the European Union.

3.  REVENUE SPLIT.

3.1.

In full consideration of the Parties’ performance under this Agreement and for all of the rights granted by Sleek hereunder, TVG agrees to pay Sleek a percentage of the Net Profits, (the “Royalty”) as set forth in Section 6 below at the address provided in Section 13. Sleek and TVG acknowledge that the name, voice, image and likeness (including retail packaging rights) and Talent Fees due G-Unit shall be a deduction in determining the Net Profits as provided in Section 6 below (the “G-Unit Royalty”).

             3.2        From and after the first airing of the Shows, TVG may withhold ten (10%) percent of all Royalties payable under this agreement, which would otherwise be due to Sleek and/or G-Unit over such period as to resolve for returns and charge backs. Such amount will be adjusted quarterly to reflect the actual amount subject to returns and chargeback experienced during the prior quarter.

3.3.

Nothing contained herein shall be deemed to give Sleek or G-Unit the right to participate (through royalties, sharing fees, distribution fees or otherwise) in the proceeds of sales by TVG of any item other than the

Product.

3.4.

During each year of the Term, TVG shall make a donation of $5,000 for each 100,000 Product Units sold during the previous calendar year (or partial calendar year, as the case may be), to the G-Unity Foundation or another charity(ies) designated by G-Unit; provided, however, that the initial donation on January 1, 2012 shall be based on sales of Product from the date hereof through December 31, 2011.  For purposes of such contribution, sales of Products shall be deemed made as provided under Paragraph___. This payment shall not be a deduction made prior to the determination of Net Profits.

4.

OPERATIONAL DUTIES

 4.1.

TVG, with the full input and cooperation of Sleek and G-Unit, will script, create, shoot and produce a direct response spot or spots (the “Show”) promoting the sale of the Product including all retail point-of-purchase videos, and all product related marketing materials and promotional items and vehicles, including, but not limited to internet and viral videos . TVG will fund the production and the media test and Rollout of the Show. TVG will also fund and conduct the rollout of the Product into retail and all other channels of distribution. The parties will mutually agree and create the retail packaging prior to the production of the Show and begin placement activities at inception of the execution of this Agreement. G-Unit, subject to approval rights, grants the Parties the right to use the name, image, voice and likeness of 50 cent in retail and promotional packaging and promotional materials.

4.2.

TVG shall be responsible to conduct all other operational services, and marketing in connection with the Shows produced by TVG, including, but not limited to, answering services, toll free or 800 phone numbers, P.O. boxes, all order processing and fulfillment functions, product storage and inventory, customer service and all other operational duties.

4.3.

TVG shall provide Sleek and G-Unit with a Script outline to review for approval. Sleek’s and G-Unit’s suggested revisions and/or approval of the outline shall be submitted in writing to TVG, no later than forty-eight (48) hours after transmission of the Script outline to Sleek and G-Unit, and shall not in any way unreasonably delay production. If suggested revisions and/or approval are not received by TVG within forty-eight (48) hours after transmission to Sleek and G-Unit, TVG shall have the authority to deem the Script outline approved. Sleek’s approval of the Script outline shall constitute Sleek’s verification and representation to TVG of the truth and accuracy of the statements and claims concerning the Product made in the Script outline. If either Sleek or G-Unit does not approve an item, they shall specify in writing the specific reasons therefore and offer reasonably acceptable remedies. To the extent that such remedies are unacceptable to TVG, TVG and G-Unit shall have the final say on all aspects of the production and creation of the Show, subject to Sleek’s reasonable approval rights specified above.

4.3.1.

 It is the explicit understanding of TVG that Sleek shall in conjunction with 50 Cent/G-Unit create a contest or other incentive, which TVG will be able to utilize in the Show. The details of those incentive promotional plans are outlined in the SLEEK AUDIO ‘Marketing Plan Overview” attached hereto and incorporated herein by reference. These activities are to be funded by Sleek or G-Unit.

4.4.

Sleek and G-Unit will have mutual approval with TVG over the use of other celebrity, non-celebrity, spokespersons, testimonials and other talent. ("Talent") with respect to the marketing and sale of the Product.

4.5.

If TVG deems it necessary to have Product Testimonials in the Show, then TVG shall incorporate local Product testimonials of users of the Product(s) into the Show. If appropriate, Sleek agrees to supply TVG with contact information for users of Product, subject to applicable laws.

4.6.

Sleek shall supply TVG with the necessary units of Product for the, Production of the Show at no cost to TVG. Uses for said Product include, but are not limited to, testimonials and production. The Product Samples shall become the sole property of TVG.

4.7.

TVG shall be responsible for final editing and post-production necessary to prepare the Show for television airing. The final version of the Show shall be subject to approval by Sleek for technical and legal accuracy. Under no circumstance shall the approval of the Show by Sleek be unreasonably withheld or cause unreasonable delay. Sleek shall be deemed to have approved the Program for technical and legal accuracy if Sleek does not object to the Show in writing, within five (5) days after transmission, Sleek’s approval of the final version of the Show shall constitute Sleek’s verification and representation to TVG of the truth and accuracy of the statements and claims concerning the Product made in the Show. Upon Rollout or the beginning of the Initial Term (both of which are defined above) if TVG, in its sole discretion decides to continue airing the Show or to continue marketing the Products, TVG shall assume the media expense and finance the inventory.

4.8.

TVG and Sleek shall co-own the Show but neither may use the same except in furtherance of the provisions of this Agreement. Both Parties may use the Show and other promotional material for biographical and corporate promotional uses.

4.9.

Upon reasonable notice and availability, representatives of Sleek shall use their best efforts to be available subject to prior business commitments, at no cost, except as provided for herein, to TVG to tape a Show (including revisions to the Show), promoting the sale of the Product.

4.10

The Show(s). In return for the G-Unit Royalty, G-Unit agrees that Curtis Jackson shall provide all the Services (as hereinafter defined) and shall be the Celebrity Talent/Host for the Show(s) and the retail and other promotional videos and vehicles to be utilized and jointly created with G-Unit and subject to its reasonable approval rights set forth elsewhere herein. The Appearances. G-Unit shall also provide Jackson’s guest appearance on home shopping channels a minimum of six (6) times each Contract Year and shall make a minimum of six (6) other Appearances at events approved by G-Unit, (collectively, the Shows and the Appearances are referred to as the “Services”).

The Celebrity Talent/Host agrees to perform all Services reasonably required by TVG which are in any manner related to his role as Celebrity Talent/Host/spokesperson and/or demonstrator of the Show and Appearances. Such services shall be rendered in a professional, competent and diligent manner and shall include, without limitation, and as applicable, (i) rehearsing, shooting and completing production the Show(s) (in consideration of the payments provided for in this Agreement), as TVG shall require in order to produce a "first class" Show, (ii) discussing and demonstrating the Product on camera (or in studio or via phone patch for radio), (iii) representing the Host's true beliefs as to the efficacy and quality of the Product, and (iv) interviewing endorsers of the Product, customers and potential customers of the Product and other persons that appear in the Show and other marketing/packaging/promotional videos and vehicles. The Celebrity Talent/Host shall cooperate with and participate in preproduction/rehearsal activities to the extent necessary in TVG's reasonable judgment, for the Celebrity Talent/Host to prepare adequately for his role in the Show. Such activities shall include, without limitation, meeting with and communicating by phone with the writers preparing the script for the Show (and other vehicles) and with other persons who will appear in the Show. Celebrity Talent/Host shall also be available subsequently as reasonably requested for voice overs, pick-ups or other related post-production needs, as may be mutually agreed.

If TVG requests Jackson’s attendance at any such Appearance event and Jackson is unable to attend, TVG shall have the right to request attendance at an alternate event(s), subject to the approval and scheduling provisions hereof, and provided that Jackson shall have no obligation to provide Services at more than six (6) Appearance   events in any Contract Year.  Jackson’s activities at each event are subject to not less than thirty (30) days prior written notice from TVG and G-Unit’s prior, written approval in each instance.  TVG’s failure to use or fully utilize Jackson’s Services shall not result in any reduction of consideration, requirement of alternative or substitute services or any carry-over of Services to a subsequent Contract Year.  The scheduling of all Services is subject to Jackson’s availability, professional schedule and prior contractual and other professional commitments, and reasonable prior written notice to G-Unit.  For each appearance made as part of the Services, TVG shall pay for and provide (a) first-class, round trip airfare for Jackson and one (1) companion and reasonable economy class round trip airfare for one (1) security guard or other personnel of Jackson; (b) one (1) first-class hotel suite and two (2) first-class hotel rooms; (c) first-class, private ground transportation for Jackson and Jackson’s companions; and (d) a per diem honorarium of Five Hundred Dollars a day to cover meals for Jackson and Jackson’s companions.  The per diem shall be paid within two (2) business days prior to the date of each appearance.  All Show and Appearance costs and expenses, including production of the Show(s) (excluding any overhead) are to be recouped by TVG before distribution of Net Profits.

4.11.

TVG shall, in consultation with G-Unit and the Sleek Marketing Committee, create a combined plan for the promotion and sale of the Product, including, but not limited to, any and all appearances, contests and other promotional activities in furtherance of the goals of this Agreement.

              4.12.

TVG, Sleek and G-Unit shall fully cooperate and coordinate their PR/IR departments/providers in order to create a combined plan for the promotion and sale of the Products, including, but not limited to,  any and all appearances, contests and other promotional activities in furtherance of the goals of this Agreement, subject to the written approval of Sleek, which approval shall not be unreasonably with held.

               4.13     Sleek and G-Unit shall have the right to approve any and all press releases relating to the subject matter of this Agreement. TVG shall submit all proposed press releases to Sleek and TVG for approval as soon as practicable in advance of distribution. Notwithstanding the above, TVG shall be free to file any and all reports/filings that are required of it as a public company without such prior approval, however in such cases it will give advance written notice of such filing(s).  Sleek shall allocate to TVG interior signage and booth space, as a component of Sleek’s booth, at the CES (Consumer Electronic Show) in Las Vegas in January, 2011.

5.

GRANT OF RIGHTS

5.1.

Subject to all of the terms and conditions of this Agreement, including the approval procedures set forth herein, in consideration of the payment of one and 00/100 Dollar ($1.00) and the other consideration specified in this Agreement, and provided that TVG is not in breach of any obligation to Sleek, G-Unit or Jackson, Sleek hereby grants to TVG the exclusive, non-assignable world-wide license (the “TVG License”) right to use (and the right to sub-license others to use, subject to the terms hereof) and apply the Sleek Marks, Jackson Indicia and the G-Unit Marks specified in Exhibit A solely in connection with airing the Show and selling or to otherwise distributing the Products through approved broadcast and cable television media (whether pursuant to the Show or any newly developed Shows which feature the Product), via telemarketing, direct mail, package inserts, syndication and any other direct response marketing media and via catalogue, internet and related electronic marketing, retail sales and through all other channels of distribution. The TVG License shall in no way be deemed to limit the right of Sleek and G-Unit to use the Sleek Marks, Jackson Indicia and the G-Unit Marks specified in Exhibit A in any manner they so determine in connection with any product or otherwise except in connection with the distribution and sale of the Products in the Territory during the Term hereof. All rights granted to TVG hereunder shall terminate as specified in Section 9 of this Agreement.  Notwithstanding anything else herein, TVG shall ensure that the Services (as defined below) and use of the Sleek Marks, Jackson Indicia and G-Unit Marks, and the Services, as defined below, do not create or imply, directly or indirectly, an endorsement by Sleek or G-Unit or Jackson of any product, services, company, entity, charity, association or event, other than the Product, without both Sleek’s and G-Unit’s express, prior written consent.  G-Unit hereby acknowledges and approves of the TVG License granted by Sleek. Notwithstanding anything to the contrary contained herein, Sleek shall be able to utilize the Sleek Marks, Jackson Indicia and the G-Unit Marks specified in Exhibit A to sell its ear bud wireless earphones custom fitted to a user’s ears (the “Custom Ear Buds”).

5.2.

Subject to the terms of this Agreement, during the Agreement Term, TVG shall have the exclusive right to air the Show, and to market and sell the Product.  Sleek shall not (i) air the Show or participate, directly or indirectly, in the production, development or airing of any direct response television program of any length (other than the Show) which sells (x) the Product(s) or (y) a newly developed over-the-ear headphone product which is identical or substantially the same as the Product (a “Competitive Product”), or (ii) sell, distribute, promote or market via cable or broadcast television, telemarketing, direct mail, package inserts, syndication, catalogue or retail sales or any other means a Competitive Product.  Nothing in this Section 5.2 or elsewhere in this Agreement shall restrict Sleek from developing, marketing, monitoring, selling, and/or licensing any of its existing or future products, except as otherwise specified herein, and provided that Sleek shall not manufacture, market, distribute, monitor or sell any over-the-ear headphone product which is identical or substantially the same as the Product other than the Product without TVG’s prior written consent. Subject to the provisions of this Section 5.2, for purposes of this Agreement, any (i) ear bud wireless earphones custom fitted to a user’s ears (the “Custom Ear Buds”), (ii) over-the-ear headphones sold  above the price point of the Headphones which do not bear the Jackson Indicia or G-Unit Marks, and (iii) headphone and ear bud products of any kind and other products developed, sold, marketed or distributed by Sleek which do not bear the Jackson Indicia or G-Unit Marks shall not be deemed Competitive Products.

5.3.

Notwithstanding the provisions of subsections 5.1. and 5.2. above, TVG shall lose its exclusive rights to air the Show and to market and sell the Product if it does not: (i) pay the Sleek Royalty, as defined herein, a minimum of One Million Dollars ($1,000,000) per annum for each of the first two years of the term and commencing on the second anniversary of the beginning of the Initial Term a minimum of Two Million Dollars ($2,000,000) per annum (the” Minimum Royalty”). If TVG fails to meet the Minimum Royalty, its rights under Section 5.2 above shall become non-exclusive, and Sleek shall no longer be subject to the restrictions of Section 5.2 above.  Notwithstanding the foregoing, TVG shall retain its exclusive rights under Section 5.2 if and for so long as TVG's failure to meet such goals set forth herein is due to the breach of this Agreement by Sleek, unavailability of Product or force majeure. TVG shall have forty-five (45) days to cure a failure in performance under this Section 5.3. TVG may cure a breach hereunder by paying Sleek and G-Unit, on up to two (2) occasions during the Term the amount required to offset any shortfall in the payment of the then Minimum Royalty. As other products are added, including but not limited to the Sleek By 50 ear buds, the Parties agree to renegotiate an increase to the Minimum Royalties in good faith.

5.4.

G-Unit reserves all rights in the Jackson Indicia and G-Unit Marks not expressly granted to TVG herein, for G-Unit’s and Jackson’s own use and benefit, including, but not limited to, the right to use, and to license others to use, the Jackson Indicia and the G-Unit Marks on or in relation to goods and services and in connection with Jackson’s professional activities, in G-Unit’s and Jackson’s sole discretion; provided, however, that during the Term, as defined below, and thereafter as specified herein, G-Unit shall not, and shall ensure that Jackson does not grant to any other person or entity the right to use the G-Unit Marks or Jackson Indicia on over-the-ear headphone products or to Competitive Product(s).

5.5.

Sleek reserves all rights in the Sleek Marks and Jackson Indicia and G-Unit Marks not expressly granted to TVG herein, for Sleek’s own use and benefit, including, but not limited to, the right to use the Jackson Indicia and the G-Unit Marks on or in relation to other Sleek products and marketing material; provided, however, that during the Term, and thereafter as specified herein, Sleek shall not grant to any other person or entity the right to use the Sleek Marks, G-Unit Marks or Jackson Indicia on over-the-ear headphone products or to Competitive Product(s).

5.6.

TVG agrees not to (i) register, attempt to register or use or attempt to use; or (ii) aid any third party in registering or using or attempting to register or to use, any trademark, service mark or trade name that is confusingly similar to any Sleek Mark, G-Unit Mark or any Jackson Indicia, or any domain name incorporating any Sleek trademark, G-Unit Mark or Jackson Indicia, except as specifically provided under this Agreement and for the sole benefit of Sleek, G-Unit and/or Jackson.

5.7.

TVG shall not take or fail to take any action or engage in any practice that would reasonably be expected to adversely affect Sleek’s, G-Unit’s or Jackson’s reputation or the goodwill created by Sleek, G-Unit and/or Jackson in connection with the Sleek Marks, G-Unit Marks and Jackson Indicia or that would impair or adversely affect Sleek’s, G-Unit’s or Jackson’s rights in any G-Unit Mark or Jackson Indicia or the market for or sales of the Product or goodwill associated therewith.

5.8.

TVG acknowledges, represents and warrants that, except for the TVG License it has not acquired, and shall not acquire (whether by operation of law, by this Agreement or otherwise), any right, title, interest or ownership, including any Intellectual Property Rights, as defined below, (collectively, “Ownership Rights”) in or to the Sleek Marks, G-Unit Marks (including the Sleek By 50 name set forth in Exhibit A), Jackson

Indicia or any other property of Sleek, G-Unit or Jackson, or any part thereof, any goodwill associated with any of the foregoing, and/or any registrations and applications for any of the foregoing.  Should any such Ownership Rights become vested in TVG, TVG hereby irrevocably assigns all such Ownership Rights to Sleek or G-Unit, as applicable without additional consideration.  TVG shall not attack, dispute or challenge, directly or indirectly, G-Unit’s or Jackson’s exclusive Ownership Rights in and to the G-Unit Marks and/or Jackson Indicia, nor shall TVG assist others in so doing.  TVG agrees, without further consideration, to promptly execute all documents and perform all acts reasonably necessary to confirm Sleek’s and/or G-Unit’s and/or Jackson’s Ownership Rights hereunder.  All use of the G-Unit Marks and Jackson Indicia and all goodwill and benefit arising from such use shall inure to the sole and exclusive benefit of G-Unit and/or Jackson.

5.9.

For purposes of this Agreement, “Intellectual Property Rights” means any and all (by whatever terms known or designated) tangible and intangible, now known or hereafter existing (i) rights associated with works of authorship, know how, and data throughout the universe, including but not limited to all exclusive exploitation rights, copyrights, neighboring rights and moral rights; (ii) trade secret rights; (iii) trademarks; (iv) patents, designs, algorithms and other industrial property rights and all improvements, modifications, and derivatives thereof; (v) all other proprietary rights of every kind and nature throughout the universe, however designated (including logos, character rights, “rental” rights and rights to remuneration), whether arising by operation of law, contract, license or otherwise; and (vi) all registrations, applications, reissues, reexaminations, renewals, continuations, continuations in part, divisions, or extensions thereof now or hereafter in force throughout the universe.

6.

Payment of Royalties to Sleek by TVG

6.1.

TVG shall pay Sleek a percentage of Net Profits specified below, (the "Royalty"), on a monthly basis.  The applicable percentage is as follows: Fifty (50%) percent of the Net Profits from all sales of the Product in all channels of distribution.

6.2.      Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(1)        Gross Receipts. “Gross Receipts” shall mean the total amount of funds actually received by TVG from sales of the Products including, but not limited to, (x) cash, money orders and cleared checks less charges imposed by banks for clearing, deposits, re-deposits or returns and (y) cleared credit card charges less the bank discount rate. "Net Sales" shall mean Gross Receipts less the following; (w) Postage and handling and C.O.D. charges; (x) Sales, value added and other taxes; (y) Refunds made by TVG to purchasers of the Products; and (z) Credit card chargebacks and returns.

(2)        Net Profits. “Net Profit” shall mean for this Agreement the sum remaining from all revenue, received from the sale of the Product(s), including, but not limited to approved line extensions, related Product up sells during the Term of this Agreement, after the deduction of the following: (i) payment of all sales taxes; (ii) payment of all Selling and Fulfillment Costs, including shipping fees, handling charges, and merchant account charges; (iii) payment of all gross media/advertising costs and advances against gross media/advertising costs, inclusive of commissions paid to third party agencies, affiliated agencies, as applicable; (iv) Returns; (v) all COG; (vi) payment of all costs and expenses for viewing cassettes and broadcast dubs for television stations and cable networks; (vii) payment of all mutually agreed on producer and talent royalties; (viii) actual credit card and non-credit card returns; and (ix) payment for foreign export, documentation and clearance costs (x) all legal fees and awards for damages that are not covered by insurance and that are associated with (a) any injury to person or damage to property that may occur in connection with the handling, use or operation of the Product or any component thereof and (b) the infringement of proprietary rights held by any third party under United States law. All such deductions shall (i) reflect actual, direct costs incurred on an arm’s-length basis and (ii) exclude salaries, management fees, general administrative expenses, and other internal overhead expenses paid or incurred in connection with such sales.

(3)        Net Profits from Wholesale Sales. Shall mean all monies paid to or otherwise collected from sales of the Product, less all Product Costs, Selling and Fulfillment Costs, Fees and Commissions, Returns, and Unsold Inventory, as those terms are defined herein. All such deductions shall (i) reflect actual, direct costs incurred on an arm’s-length basis and (ii) exclude salaries, management fees, general administrative expenses, and other internal overhead expenses paid or incurred in connection with such sales.

(4)        COG Costs. “COG Costs” shall mean cost of goods including all costs incurred in connection with the acquisition of the Product (which include the landed cost of goods, freight in, applicable duties and taxes and insurance) and Packaging.

(5)        Selling and Fulfillment Costs. “Selling and Fulfillment Costs” shall mean the actual costs and expenses associated with sales and fulfillment of orders for the Product, which include, all charges for media and advertising, warehousing, packaging, shipping to customers, customer service, advertising allowances, markdown money, fees, commissions and other amounts payable to brokers, distributors and other third parties or otherwise incurred in connection with such sales.

(6)        Fees and Commissions. “Fees and Commissions” shall mean all fees, commissions, royalties and expenses payable to third parties in connection with the marketing and sale of the Product, which include those payable to hosts, demonstrators and all other persons engaged to appear in any advertisement for the Product or otherwise associated with the endorsement of the Product and shall specifically include the G-Unit Royalty (as hereinafter defined) for the use of his  name, voice, image and likeness (including retail packaging rights) and Talent Fees payable to G-Unit:

(i)

In full consideration of the Jackson's performance under this Agreement, including but not limited to the performance of the Services, and for all of the rights granted by G-Unit hereunder, TVG shall make the following payments to G-Unit (all of which are herein referred to as the “G-Unit Royalty”): (a) For direct response television (DRTV) sales (including, but not limited to phone, online, television, radio and all other non-traditional retail sales): A royalty of two (2%) percent of  the Net Sales; (b) For live shopping channel sales (including but not limited to QVC & HSN) during 50’s appearances: A royalty of five (5%) percent of  the Net Sales;

(7)        Returns. “Returns” shall mean all (i) allowances and credits to customers on account of rejection or return of the Product, and (ii) losses due to returned merchandise which cannot be resold or otherwise becomes obsolete.

6.3.

Within thirty (30) days of the end of each calendar month, TVG shall make payment and shall provide to each of Sleek and G-Unit a statement showing the basis for each respective Royalty, if any, payable hereunder for such calendar month, including but not limited to Product sales during such calendar month, returns, and documented costs deducted from the Gross Receipts and Net Profits and any other information Sleek or G-Unit reasonably requires.  Each statement shall be accompanied by payment of the applicable Royalty.  All payments shall be in United States dollars, and shall be made by check or by wire transfer, in accordance with Sleek’s and G-Unit’s instructions, as they may change from time to time upon written notice to TVG.  Any amount not paid when due shall bear interest at the lesser of 1.5% per month or the greatest amount allowed under applicable law, from the date due until paid in full.  TVG shall indemnify Sleek and G-Unit against all attorneys’ fees and other costs incurred in collecting any amount not paid when due.

6.4.

During the Term and for thirty-six (36) months thereafter, TVG shall maintain complete and accurate books and records with respect to the manufacture, distribution and sale of the Product and the basis for the Sleek Royalty and G-Unit Royalty (together the “Royalty”) payable hereunder.  Sleek and G-Unit shall each have the right to audit or inspect, or have audited or inspected, TVG’s records related to the Product and/or Royalty hereunder, upon reasonable prior notice during TVG’s regular office hours, at any time during the Term and for thirty-six (36) months thereafter.  TVG shall pay Sleek and/or G-Unit, as applicable, the amount of any underpayment revealed by any such audit or inspection, plus applicable interest.  If any audit or inspection reveals an underpayment of five percent (5%) or more for any calendar quarter, or if any audit(s) or inspection(s) reveal an underpayment of five percent (5%) or more over more than one (1) calendar quarter, TVG shall reimburse G-Sleek’s and/or G-Unit’s costs incurred in performing the audit(s) or inspection(s), as applicable,

7.

CUSTOMER LIST

7.1.

The list of non-direct response retail customers shall be co-owned by the parties and each may use it for its own purposes after termination of this Agreement. The name, address, phone number, method of purchase and other data collected from TVG's direct response TV, domestic and international, airings of the Show (and other direct response distribution channels), including home shopping appearances, (“Customer List”) shall be solely owned by the TVG however TVG will make the allowable portions of the list available to the Parties. G-Unit will, subject to its reasonable approval, make its twitter contacts facebook, websites (thisis50.com) and all other social media sites, available for the mutually agreed upon promotional activities hereunder. This provision shall survive the termination of this Agreement.

8.

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1.

G-Unit’s Warranties. G-Unit represents and warrants that (a) G-Unit has the full power and authority to enter into this Agreement and to grant to TVG the License as contemplated by this Agreement; and (b) by entering into and performing this Agreement Sleek is not, and shall not be, in conflict with any prior or future obligation to any third party or in violation of any law, statute, regulation or order of any court or government agency or authority; (c) G-Unit shall not, and shall ensure that Jackson does not, during the Term and thereafter as expressly specified herein, develop, manufacture, market or sell over-the-ear earphone or earbud products, or grant to any other person or entity the right to use the G-Unit Marks or Jackson Indicia on over-the-ear earphone or earbud products; (d) this Agreement and the provisions hereof are enforceable against G-Unit in accordance with their terms; and (f) Use of the G-Unit Marks and Jackson Indicia do not and will not infringe any third party intellectual property rights or include any material that is defamatory, libelous, pornographic or obscene.

8.2.

Sleek’s Warranties.  (i) Sleek represents and warrants that (a) Sleek has the full power and authority to enter into and perform this Agreement; (b) by entering into and performing this Agreement Sleek is not, and shall not be, in conflict with any prior or future obligation to any third party or in violation of any law, statute, regulation or order of any court or government agency or authority; (c) the Product shall be manufactured, distributed and sold, and the G-Unit Marks and Jackson Indicia used, in accordance with all applicable statutes, rules, regulations, decrees, orders, standards and guidelines, including labor laws, laws with respect to prison or forced labor and child labor and environmental laws; (d) Sleek shall at all times comply with all applicable statutes, rules, regulations, decrees, orders, standards and guidelines in the conduct of Sleek’s business, which shall include but not be limited to compliance with all applicable laws and regulations in connection with the manufacture of the Products; (e) this Agreement and the provisions hereof are enforceable against Sleek in accordance with their terms; and (f) the Product, marketing materials and all packaging materials and other materials used in connection therewith do not and will not, to Sleek’s knowledge infringe any third party intellectual property rights or include any material that is defamatory, libelous, pornographic or obscene.

                                             (ii) Sleek is the sole and exclusive owner in the United States (and will be applying for such protection in the remaining Territory subject to applicable law and regulation), of all patents, copyrights. trademarks, trade names and service marks used in connection with the Products and/or necessary in connection with the design, development, production, manufacture, promotion and sale of the Product. Sleek shall use its best efforts to timely take all appropriate steps to register the patents related to the Products with the United States

Patent and Trademark Office and other applicable offices in other nations worldwide, subject to applicable law and regulation.

8.3

Sleek hereby covenants to TVG as follows:

8.3.1

In the event that Sleek is directly or indirectly selling Competitive Products at the same time as TVG is permitted to sell the Products hereunder, Sleek shall not sell or authorize the sale of the Competitive Products at a Sleek's suggested retail price that is less than the price that TVG sells the Products for at any time in any media.

8.3.2

Sleek shall cause to have any Manufacturer from which Sleek is purchasing the Products (or the Sleek itself as the case may be) for delivery to TVG, name TVG as an additional named insured on any policy for product liability insurance maintained by such Sleek and, in the event Sleek is itself manufacturing such Products, to itself arrange to have TVG named as such an additional insured and to maintain or arrange for such Sleek to maintain TVG as an additional named insured on such policy for as long as TVG is selling the Products. Sleek shall cause such insurer to deliver evidence to TVG that it has been so named as an additional insured within thirty (30) days from the date of this Agreement. Said insurance shall be for a minimum of $3 million in aggregate and $ 1 million per occurrence. Said insurer must be a United States company and the policy must be issued in the United States.

8.4.

Sleek indemnifies and holds each of G-Unit and TVG, and their respective officers, directors, employees, affiliates, licensees, and agents harmless from any and all costs (including reasonable attorney's fees, disbursements, expenses and court costs) expenses, damages or other liability to third parties arising from or related to the use and air of the approved Show, and the use, sale and distribution of the Products, including, without limitation:

a)  Actions claiming deceptive or misleading advertising or promotion related to items specifically approved by Sleek regarding the Products;

b)  Actions claiming ownership or other rights in the Products or any material contained therein (including intellectual properties); and

c) The breach by Sleek of any of its representations, warranties, covenants or obligations under this Agreement.

8.5.

The Product(s), when manufactured, will be in compliance with all applicable marketing laws and regulations; and

8.6.

The Product Information which has been heretofore delivered, or will upon execution be delivered to TVG is true and correct in all material respects.

8.7

Other than as set forth in this Agreement (or agreed to by TVG), no payments are due or will arise with respect to third parties for which TVG shall be liable on account of TVG's sales of the Products, provided however, that the Parties acknowledge that they were introduced to the other Party by Brad Feinstein and they will work out a mutually acceptable compensation to him therefore.

8.8.

TVG’s Warranties.  TVG represents and warrants that (a) TVG has the full power and authority to enter into and perform this Agreement; (b) by entering into and performing this Agreement TVG is not, and shall not be, in conflict with any prior or future obligation to any third party or in violation of any law, statute, regulation or order of any court or government agency or authority; (c) the Product shall be manufactured, distributed and sold, and the Sleek Marks, G-Unit Marks and Jackson Indicia used, in strict accordance with all applicable statutes, rules, regulations, decrees, orders, standards and guidelines, including labor laws, laws with respect to prison or forced labor and child labor and environmental laws; (d) TVG shall at all times comply with all applicable statutes, rules, regulations, decrees, orders, standards and guidelines in the conduct of TVG’s business; (e) this Agreement and the provisions hereof are fully and completely enforceable against TVG in accordance with their terms; and (f) the Shows, marketing materials and all packaging materials and other materials used in connection therewith do not and will not infringe any third party Intellectual Property Rights or include any material that is defamatory, libelous, pornographic or obscene.

8.9.

TVG shall indemnify, defend, and hold harmless Sleek and G-Unit and their respective officers, directors, employees, affiliates, and agents from any and all costs (including reasonable attorney's fees and expenses and other court costs), expenses, damages or other liabilities to third parties arising from a breach of this Agreement by TVG or its affiliates or other liability to third parties arising from or related to the use and air of the approved Show, and TVG's use, sale and distribution of the Products, including, without limitation:

a)  Actions claiming deceptive or misleading advertising or promotion related to the Products (excluding claims specifically authorized by Sleek contained in the final approved version of the Shows or any other marketing materials);

b)  Actions claiming ownership or other rights in the Show or any material contained therein (including intellectual properties and producer and other royalties); and

c) The breach by TVG of any of its representations, warranties, covenants or obligations under this Agreement.

8.10.

Other than as set forth in this Agreement (or agreed to by Sleek), no payments are due or will arise with respect to third parties for which Sleek shall be liable on account of the sales of the Products, provided however, that the Parties acknowledge that they were introduced to the other Party by Brad Feinstein and they will work out a mutually acceptable compensation to him therefore.

9. TERMINATION

9.1

Except as specifically provided for in this Agreement, Sleek shall have the right to terminate this Agreement upon written notice to TVG (i) should TVG fail to cure a material breach of any obligation or warranty of TVG under this Agreement within ninety (90) days of written notice thereof (if capable of cure); (ii) should the Royalty paid for any year during the Term be less than the Minimum Royalty for such year as per the terms and provisions contained in this Agreement pertaining thereto upon the occurrence of a second uncured non-payment within forty-five (45) days of notice. Subject to the terms of this Agreement, Sleek shall also have the right to terminate if and after TVG has missed making Royalty payments due to Sleek for the fourth time within the thirty day period specified in Section 6.3. above, (including the 30 day period and has cured within thirty days notice each time).

9.2

Sleek shall have the right, in Sleek’s sole discretion, to terminate this Agreement upon sixty (60) days prior written notice to TVG if (i) an order for relief under Title 11, United States Code is filed by TVG; (ii) TVG is insolvent or otherwise unable to make the payments required under this Agreement; or (iii) TVG is subject to an order appointing a receiver, an assignment for the benefit of creditors or another creditor remedy to liquidate TVG’s assets. If TVG cures within such time frame, Sleek shall not be entitled to terminate.

9.3 Sleek shall have the right to terminate this Agreement upon written sixty (60) days prior written notice to TVG in the event TVG markets, sell distributes or sponsors, directly or indirectly, any over the ear headphones or earbud products other than the Products during the Term. If TVG cures within such time frame, Sleek shall not be entitled to terminate.

9.4 Sleek shall have the right to terminate this Agreement, subject to the Notice and cure provisions set forth in Section 9.1.(i) above, in the event TVG ceases for any reason to provide financing on commercially reasonable terms for the manufacture and distribution of the Products.

9.5.

TVG shall have the right, in TVG’s sole discretion, to terminate this Agreement upon sixty (60) days prior written notice to Sleek and G-Unit if (i) an order for relief under Title 11, United States Code is filed by Sleek; (ii) should Sleek fail to cure a material breach of any obligation or warranty of Sleek under this Agreement within thirty (30) days of written notice thereof (if capable of cure), or (iii) Sleek is subject to an order appointing a receiver, an assignment for the benefit of creditors or another creditor remedy to liquidate Sleek’s assets. If Sleek cures within such time frame, Sleek shall not be entitled to terminate.

9.6. In the event of termination of this Agreement, the parties agree as follows: (i) The twelve (12) month period following date of termination, is hereinafter referred to as "Period of Termination".  During the Period of Termination, if any, all rights granted TVG in this Agreement shall automatically become non-exclusive without any further notice. Notwithstanding anything to the contrary contained herein, upon termination of this Agreement, TVG shall retain the right to fulfill all orders received by TVG prior to such termination.  Nothing contained herein gives TVG the right to continue marketing the Products during the 12 month Period of Termination.

9.7.

Notwithstanding anything else herein, upon termination or expiration of this Agreement for any reason, TVG shall continue to pay Sleek and G-Unit their respective Royalty in accordance with Section __until Sleek and G-Unit have each been paid for all sales of Product through the Period of Termination.

9.8.

This Agreement shall terminate automatically upon the termination of the Brand License Agreement.

10.  PARTICIPATION BY TVG UPON SALE OF SLEEK

10.1

As noted above herein, TVG will pay certain items on behalf of Sleek; which payments will be credited as payments towards/for equity in Sleek. TVG agrees to pay, on Sleek’s behalf, $250,000 for tooling (for the wireless headphone Product) as specified in Section 2.3 above. TVG shall also deliver an additional $250,000 (within 5 business days of the execution of this Agreement) directly to Sleek which shall be utilized by Sleek as working capital, which shall include Sleek’s delivery of the minimum of 2,500 complete headphone Product Units for TVG’s use during the Test Period. In return for the investment of five hundred thousand dollars ($500,000) , Sleek shall issue to TVG a number of membership interests  in Sleek equal to five (5%) percent of Sleek’s outstanding membership interests after giving effect to such issuance. When TVG has made both payments specified in Section 10.1 above, Sleek shall deliver the certificate for the said five (5%) percent. Sleek also hereby grants TVG a right of first refusal, during the Term hereof, to acquire the exclusive ownership rights in and to the Product(s) should Sleek seek to offer this asset (and its accompanying rights thereto) for sale to third parties; provided however such right shall be of no force and effect in connection with any merger, sale of substantially all the assets, consolidation, reorganization or sale of control of Sleek.

10.2.

During the Term hereof, TVG shall also be entitled to earn participation percentages (the “Participation Percentage”) in the net proceeds of any sale of Sleek or substantially all of its assets, made or negotiated during the Term hereof, or within six (6) months of the termination of this Agreement (the “Sale”). Should TVG meet the criteria to earn Participation Percentages in the manner specified below, the Participation Percentage shall be added to TVG’s then current equity position to determine if the sum of TVG’s membership interests and TVG’s Participation Percentages is equal to 10. For each one million five hundred thousand ($1,500,000) dollars TVG pays Sleek in Royalties (as per Section 6.1.1 above) (the “Participation Royalty”), during an applicable period, TVG shall be entitled to earn up to one Participation Percentage. The calculation to determine the Participation Percentage TVG shall receive upon the payment of each unit of the Participation Royalty is as follows:  First, combine TVG’s and Sleek’s total gross sales for the period beginning with the execution of this Agreement and up to the payment by TVG of a unit or multiple units of the Participation Royalty (taken on a cumulative basis of the payments made by TVG). Then if TVG’s gross sales are equal to or in excess of seventy-five percent (75%) of that combined figure during that period, TVG shall have earned one of the five available Participation Percentages. If TVG’s gross sales are equal to fifty percent (50%) but less than seventy-five percent (75%) it shall be entitled to only three-quarters of a Participation Percentage for the payment of that Participation Royalty, (the “Royalty Participation Royalty Calculation”). The second period will begin after the payment by TVG of a participation Royalty and will run through the time until another Participation Royalty level is paid by TVG to Sleek.  In the above calculations, items sold by Sleek not bearing the Sleek By 50 indicia, in the price range where TVG is selling/marketing items with the Sleek By 50 indicia, such sales by Sleek are to be excluded in determining Sleek’s gross sales.

10.3.

 The intent of the Parties is that, pursuant to the provisions of this Section 10, TVG shall have the right based upon performance to earn additional Participation Percentages which when added to TVG’s Participating Percentages and the percentage of outstanding Sleek membership interests owned by TVG equals ten (10), subject to Sleek’s rights set forth in this subsection 10.3. In furtherance thereof, Sleek agrees that, during the Term hereof, notwithstanding anything to the contrary herein, to the extent TVG’s percentage ownership of the outstanding membership interests is less than five percent (5%) on the date TVG has earned the full five percent (5%) Participating Percentages with respect to its right to participate in a Sale (the “Differential Date”), TVG may earn up to a maximum additional Participating Percentages equal to the difference between five percent (5%) and its then percentage ownership of the outstanding membership interests of Sleek, to the extent its then percentage ownership is less (the “Differential”). The aggregate of (i) the number of TVG’s Participating Percentage, (ii) TVG percentage ownership of Sleek’s outstanding membership interests, and (iii) the Differential, to the extent earned and subject to Sleek’s rights shall not exceed ten (10)  The determination of and the right to such Differential shall be made on one occasion only; provided, however, TVG may earn up to the Differential only to the extent Sleek receives Royalty payments following the Differential Date where such Royalty payments are $1.5 million or more in excess of the then Minimum Royalty based on the same gross sales ratios as set forth in Section 10.2 hereof; provided further, however, TVG shall have no right to earn the Differential if Sleek, not later than one hundred and twenty (120) days following the Differential Date, notifies TVG in writing that it is offering TVG the right to purchase for ninety (90) days a number of Sleek membership interests equal to the Differential at the then fair market value (applicable at the time of such notice of the offering is given by Sleek) of such membership interests. Fair market value shall be equal to the price received by Sleek in any sale of membership interests by the Company within six (6) months of the Differential Date or if no such sale has occurred, then as determined by a qualified investment banker. In the event Sleek is engaged in a distribution of its securities on the Differential Date or has signed a commitment with a third party with respect to a financing, then the date by which Sleek must provide written notice to TVG that it is electing to offer TVG the right to purchase the membership interests shall be postponed until ninety (90) days following the completion of such financing; provided however, that if within ninety (90) days following the purchase by TVG of a number of membership interests equal to the Differential, Sleek hereby agrees to sell any membership interests to a third party, it shall offer to TVG the right to purchase a number of membership interests equal to the then applicable Differential.

11. INDEMINIFICATION

11.1.

By G-Unit.  G-Unit shall defend, indemnify and hold Sleek and TVG, their  Affiliates, and the officers, directors, members, shareholders, employees, licensees, licensors, contractors, agents, legal representatives, successors, heirs, executors, and assigns harmless from and against (i) any and all claims, suits or demands, and any damages, liabilities, costs and expenses resulting therefrom, including reasonable attorneys’ fees and costs to the extent arising out of or relating to G-Unit’s breach of any representation, warranty, covenant or other obligation set forth in this Agreement; and (ii) any and all third party claims, suits or demands, and any damages, liabilities, costs and expenses resulting therefrom, including reasonable attorneys’ fees and costs, to the extent arising out of or relating to the negligence, gross negligence, bad faith or intentional or willful misconduct of G-Unit.  Sleek and TVG shall give G-Unit prompt written notice of any indemnified claim and shall cooperate and assist G-Unit in the defense of such claim as G-Unit shall reasonably request, at G-Unit’s sole expense.  S Sleek and TVG will have the right, if Sleek and TVG so elect, to participate in such litigation at Sleek and TVG’s own expense by counsel of their own choosing; provided that Sleek and TVG shall not enter into any settlement of such claim that would impose any obligations or restrictions on G-Unit or Jackson without the prior written consent of G-Unit, such consent not to be unreasonably withheld or delayed.  G-Unit will not settle any indemnified claim without the prior, written consent of Sleek and TVG, such consent not to be unreasonably withheld or delayed.

12.  CONFIDENTIALITY.

12.1.

During the Term of this Agreement and thereafter, neither party shall disclose to any third party (other than legal, accounting and other advisors who have agreed not to disclose such information) or utilize any of the other party’s Confidential Information obtained hereunder (including the terms of this Agreement) without the other party’s prior written consent.  For purposes of this Agreement, “Confidential Information” means information identified by a party as confidential or proprietary or that would reasonably be deemed confidential or proprietary to the other party, including the terms of this Agreement.  “Personal Information”, as defined in Section 12.2. below, shall be G-Unit’s Confidential Information hereunder, and shall be subject to the provisions of this Section 12.1., in addition to, and not in limitation of, the provisions of Section 12.  The restrictions on disclosure of Confidential Information shall not apply to the extent a party is required to disclose such information by law, or by a court or arbitrator of competent jurisdiction, or in connection with a public offering, provided that such party provides prompt written notice of the required disclosure to the other party so that the other party may seek an appropriate protective order.  The restrictions on disclosure of Confidential Information shall also not apply to disclosure of the material terms of this Agreement by Sleek to existing and potential investors in connection with efforts by Sleek to raise capital, provided that Sleek has obtained TVG’s and G-Unit’s prior, written consent to each such disclosure, notifies each such existing and potential investor of the confidential nature of the information, and requires each such existing and potential investor to sign an agreement restricting use and disclosure of such information that is consistent with the provisions hereof.

12.2.

In the course of this Agreement, TVG and its officers, directors, members, committee members, advisors, employees and contractors (each, a “Receiving Party”) may be privy to personal and/or confidential information pertaining to Jackson that is or could be of interest to the press or general public due to Jackson’s status as a public figure (“Personal Information”).  Personal Information includes all information regarding or relating to Jackson’s person, home, assets, professional and non-professional activities and family members, agents, employees and representatives that is identified by G-Unit as private, confidential or proprietary, or that would reasonably be deemed to be confidential or private to Jackson or any other person.  Personal Information shall not include information that becomes known to the general public, other than as a result of a breach by TVG of any obligation to G-Unit or Jackson or of an obligation of confidentiality owed by any third party.  TVG shall not copy or disclose any Personal Information for any purpose or to any person or entity without G-Unit’s prior written consent, and shall use the Personal Information only as necessary for performance of this Agreement. TVG shall safeguard the Personal Information against unauthorized use or disclosure and shall not authorize or permit any Receiving Party or any other person or entity to use or disclose the Personal Information, except as specifically provided herein. TVG shall ensure that each Receiving Party agrees in writing to the restrictions on use and disclosure of Personal Information set forth herein, and that each Receiving Party further agrees not to record any Personal Information in any manner, including in any personal diary or similar record, or take any pictures, or sound or video recordings of Jackson or any family member, employee, agent or representative of Jackson, or give any interview or make any public statement regarding Jackson or any family member, employee, agent or representative of Jackson, without G-Unit’s prior written consent.  The restrictions on disclosure of Personal Information shall not apply to the extent that TVG or any Receiving Party is required by law or legal process to disclose any Personal Information, provided that TVG or the applicable Receiving Party promptly notifies G-Unit in writing of such required disclosure so that G-Unit or Jackson may seek an appropriate protective order.  TVG shall be liable for breach of this Agreement by any Receiving Party.

12.3.

TVG acknowledges that any use of the Sleek Marks,  G-Unit Marks or Jackson Indicia other than in strict accordance with this Agreement would result in immediate and irreparable damage to Sleek, G-Unit and/or Jackson and that no adequate remedy at law exists for such damage.  TVG accordingly agrees that Sleek, G-Unit and/or Jackson shall be entitled to seek equitable relief by way of temporary, preliminary and permanent injunctions, and such other and further relief as any court of competent jurisdiction may deem just and proper in the event of any breach of this Agreement by TVG, in addition to, and without prejudice to, any other relief to which Sleek, G-Unit and/or Jackson may be entitled, and without posting a bond or other security therefor or demonstrating irreparable harm.

12.4.

If at any time during this Agreement, either party is prevented from or hampered or interrupted or interfered with in any manner whatsoever in fully performing its duties hereunder, other than payment obligations, by reason of any act of God, earthquake, flood, fire, epidemic, explosion, casualty, riot, civil disturbance, war or armed conflict (whether or not there has been an official declaration of war or official statement as to the existence of a state of war), invasion, occupation, intervention of military forces, act of public enemy, embargo, widespread inability to obtain sufficient material, labor, transportation, power or other essential commodity required in the conduct of business, or by reason of any other cause or causes of any similar nature (all of the being herein referred to as an “event of force majeure”), then the obligations of the party affected by such event of force majeure shall be suspended as often as any such event of force majeure occurs and during such periods of time as such events of force majeure exist and such non-performance shall not be deemed to be a breach of this Agreement, it being understood nonetheless that the parties shall cooperate after all such periods of suspension to reschedule their obligations and that the affected party shall take diligent steps to mitigate the effect of the event of force majeure.  If such force majeure continues for longer than ninety (90) days, then the non-affected party may terminate this Agreement, subject to the rights provided for herein in the event of termination.

12.5.

Sleek and G-Unit each hereby acknowledges and agrees that they are financial risks associated with the direct television advertising industry and that TVG makes no warranty, expressed or implied, as to the extent or volume of sales of the Product to be achieved or revenue to be derived by reason of the broadcasting of the Shows.  Sleek and G-Unit recognize and acknowledge that the level of revenues from sales of the Product contemplated by this Agreement are speculative.  Sleek and G-Unit each hereby agree that they shall not make any claim, nor shall they seek to impose any liability, upon TVG based upon any claim that more sales, revenues, media exposure, or customers could have been obtained or better business could have been done than was actually made or done by TVG or its successors, licensees and assigns, or that better business terms, prices or opportunities could have been obtained.

13.  MISCELLANEOUS.

13.1.

Notices. Any notices or other communications required or permitted hereby shall be in writing and shall be deemed given (a) upon personal delivery; (b) one (1) business day after deposit with a recognized overnight courier; or (b) four (4) days after deposit in the United States mail, registered or certified mail, postage prepaid, return receipt requested.  Notices shall be given to each party at the address at the head of this Agreement, or to such other address as a party shall designate by notice in writing in accordance with this Section 12.  A courtesy copy of any notice to G-Unit, which shall not constitute notice, shall be delivered to G.  Collins & Company, LLC, 8-10 West 37th Street, 4th Floor, NY, NY 10018.  A courtesy copy of any notice to Sleek, which shall not constitute notice, shall be delivered to Stursberg and Associates, LLC, 1500 Broadway, 21st Floor, New York, NY 10036.  A courtesy copy of any notice to TVG, which shall not constitute notice, shall be delivered to Michael Cimino, at TV Goods, Inc, 14044 Icot Blvd, Clearwater FL 33760

13.2.

Amendment and Waiver. No amendment of this Agreement, or waiver of any provision or condition of this Agreement, shall be effective unless it is in writing and signed by or on behalf of each of the parties (or, in the case of a waiver, by or on behalf of the party waiving compliance). Unless expressly agreed, no amendment or waiver of any provision or condition of this Agreement shall constitute a general amendment or waiver of any provision or condition of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement that have already accrued up to the date of amendment or waiver, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so amended or waived. Any consent granted under this Agreement shall be effective only if given in writing and signed by the consenting party and then only in the instance and for the purpose for which it was given.

13.3.

Rights and Remedies Cumulative. No failure or delay by either party in exercising any right or remedy provided by law or under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or amendment of it or preclude its exercise at any subsequent time. No single or partial exercise of any right or remedy by either party shall preclude any other or further exercise of such right or remedy or the exercise of any other right or remedy. The rights, powers and remedies provided by this Agreement are cumulative and are in addition to any rights, powers and remedies provided by law.

13.4.

Entire Agreement.  This Agreement and the exhibits included herein by reference constitute the entire agreement between the parties relating to the subject-matter covered and supersede any previous agreements, arrangements, undertakings or proposals, written or oral, between the parties in relation to such matters. No statement, representation, warranty, undertaking or promise will be taken to have been given or implied from anything said or written in negotiations or otherwise between the parties prior to the date of this Agreement except as expressly stated in this Agreement. Save for fraudulent misrepresentations, the parties confirm that in entering into this Agreement, they do not rely on and will have no remedy in relation to, any statement, representation, warranty, undertaking or promise (whether negligently or innocently made) of any person other than as expressly set out in this Agreement.

13.5.

Limitation of Liability.  Except for each party’s indemnity obligations under Section __ with respect to third party claims, suits or demands, and any damages, liabilities, costs and expenses resulting therefrom, or liability with respect to or arising from breach of Section 5.1, Section 5.3, Section 5.4, Section 11.1 or Section 11.2 of this Agreement, neither party shall be liable to the other party or any other person or entity for any loss of revenue, loss of goodwill, indirect, incidental, consequential, punitive or special damages of any kind or nature whatsoever relating to this Agreement or the transactions contemplated hereby, regardless of whether such party has been advised of the possibility of such damages or if such damages were reasonably foreseeable.  G-Unit’s total cumulative liability under or in relation to this Agreement shall not exceed the amount actually paid by Sleek hereunder.

13.6.

Counterparts.  This Agreement may be executed in any number of separate counterparts (including facsimile or .pdf), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement, notwithstanding that all parties are not signatory to the original or the same counterpart, provided that no provision of this Agreement shall become effective and binding unless and until all parties have duly executed and delivered a counterpart of this Agreement, at which time this Agreement shall then become effective and binding as of the date first above written. Any signed counterpart of this Agreement that is delivered by facsimile or .pdf transmission shall be deemed to be executed and delivered, for all purposes hereof.

13.7.

Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties shall then use all reasonable endeavors to replace the invalid or unenforceable provision(s) by a valid and enforceable substitute provision, the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

13.8.

Time for Performance.  Time is of the essence as to the performance of each and every one of the obligations of the parties under this Agreement.

13.9.

Assignment.  Neither TVG, G-Unit nor Sleek shall transfer or assign this Agreement or any right or obligation hereunder; provided, however, any unauthorized transfer or assignment shall be null and void.  Any transaction that would result in a merger, consolidation, sale of the equity of Sleek, TVG or G-Unit, as the case may be, with a third party or parties or an acquisition of the direct or indirect beneficial ownership of membership interests or shares of capital stock as the case may be, of any of them representing, in the aggregate, fifty-one percent (51%) or more of the total beneficial ownership interests of such Party or the sale of all or substantially all of the property and assets of Party, shall not be deemed an assignment  hereunder.  This Agreement shall inure to the benefit of each party’s authorized successors and permitted assigns. Notwithstanding anything to the contrary contained herein, TVG shall be free to enter into sub-license(s) regarding the marketing of the Products, in its normal course of business. It will inform Sleek and G-Unit of all such sub-licenses entered into and provide copies of all such agreements within ten business days of their execution. TVG shall provide Sleek with its form sub-licensing agreement prior to entering into a sub-license.

13.10.

No Third Party Beneficiaries.  This Agreement is for the sole and exclusive benefit of the parties hereto, and their authorized successors and assigns, and no provision of this Agreement shall be deemed to confer upon any third party, any remedy, claim, liability, reimbursement, cause of action or other right, except with respect to Jackson’s rights as specified herein. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement and Jackson any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. There are no other third party beneficiaries to this Agreement.

13.11.

Headings.  The headings contained in this Agreement are inserted for convenience only and will not be deemed to constitute a part of this Agreement. All references to “Section” or “Sections” or “Paragraph” or “Paragraphs” refer to the corresponding Section or Paragraph of this Agreement. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. The parties have participated jointly in the negotiation and drafting of this Agreement and each party has had the opportunity to seek and obtain legal counsel with respect to this Agreement, or has waived such right. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including, without limitation. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. All exhibits and schedules, if any, referred to herein are hereby incorporated herein by reference and made a part hereof.

13.12.

Governing Law.  This Agreement and the rights and obligations of the parties under this Agreement, shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York, without regard to conflicts of law principles. Any dispute or controversy arising hereunder shall be subject to the exclusive jurisdiction of the State of New York, New York County.

13.13.  Survivability.  The provisions of paragraphs 4.8, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 6.3, 6.4, 7.1, 9.6 and 9.7 and Sections 8, 10, 11, 12, and 13 and such other provisions as by their terms survive, shall survive termination or expiration of this Agreement for any reason. Sections ___ shall not survive if the Agreement is terminated as a result of a Breach on the part of TVG.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date and year first above written.

SLEEK AUDIO, LLC, a Florida limited liability company		G-UNIT BRANDS, INC., a New York corporation

By:	/s/ Mark A. Krywko	By:	/s/ Curtis J. Jackson, III
Print Name:	Mark A. Krywko	Print Name:	Curtis J. Jackson, III
Title:	President and CEO	Title:	President

TV GOODS INC. a Florida corporation

By:	/s/ Steve Rogai
Print Name:	Steve Rogai
Title:	CEO

Exhibit A

SLEEK MARKS

Sleek by 50 (to be obtained)

JACKSON MONIKERS

50 Cent

G-UNIT MARKS/PROPRIETARY NOTICE

The stylized S below, application for registration on U.S. Trademark Office principal register filed March 16, 2010.  The proprietary notice ™ shall be used until registration issues, at which time the proprietary notice ® shall be used.

G-UNIT APPROVAL CONTACT

The G-Unit Approval Contact may be changed at any time upon written notice from G-Unit.

Nikki Martin

G Unit Records

264 West 40th Street

15th Floor

New York, NY  10018

212-359-3000

SLEEK APPROVAL CONTACT

The Sleek Approval Contact may be changed at any time upon written notice from G-Unit.

[____________]

Exhibit – B

Exhibit – C

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Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.